Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Provides First-Quarter Snow Data, Segment Sales and COVID-19 Impact Updates
Company expects strong first-quarter 2020 earnings growth despite challenging environment
OVERLAND PARK, Kan. (Apr. 6, 2020) - Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, reported today that first-quarter 2020 winter weather activity in both its North American and U.K.-served markets was below average, resulting in lower-than-expected highway deicing salt sales volumes.
Eleven representative cities in the company’s primary North American highway deicing service area reported 85 snow events during the first quarter of 2020 compared to 122 snow events in the first quarter of 2019 and the 10-year average of 111.5 events.
While these snow event results represent a decline of 30% from first-quarter 2019 levels and winter weather was extremely mild in the U.K., the company’s highway deicing sales volumes declined only 11% compared to prior-year results. The company sold approximately 3.1 million tons of highway deicing salt products in the first quarter of 2020 compared to 3.5 million tons in the first quarter of 2019. This total includes all highway maintenance products sold in the U.S., Canada and the U.K., as well as rock salt sold to the chemical industry. Sales of all Salt products totaled 3.6 million tons in the first quarter of 2020, compared to 4.1 million tons in the prior year period.
Despite these results and other business challenges related to the spread of and global response to COVID-19, the company expects to deliver strong first-quarter earnings growth across all three segments with first-quarter 2020 consolidated operating earnings increasing more than 25% from prior year results. These improvements are driven by strong pricing in the Salt business, as well as improved agriculture market conditions in both North and South America.
Preliminary Plant Nutrition sales volume results indicate strong demand compared to first-quarter 2019 results. Plant Nutrition North America sold approximately 96,000 tons in the 2020 first quarter, a 68% increase from 2019 first-quarter results. Plant Nutrition South America sales volumes totaled approximately 158,000 tons including 68,000 tons of agriculture sales and 90,000 tons of chemical solutions sales, an increase of 31% and 10% respectively from 2019 first-quarter results.
“While we can’t influence the weather or fully control the impact of the current pandemic, the operational improvements we are beginning to realize, particularly at our Goderich mine, and improved market conditions for our specialty plant nutrition products continue to drive growth for the company,” said Kevin S. Crutchfield, president and CEO. “The well-being of our employees remains our top priority and thanks to their ability to adjust to the challenges posed by this health crisis, our business has experienced limited impacts from COVID-19 thus far.

Given the essential nature of our products, the resilience of our key markets and ample liquidity, we are well-positioned to weather this period of uncertainty.”
Key Focus Areas of Compass Minerals’ COVID-19 Response

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Employee welfare: Our management team has taken multiple actions to limit the exposure of employees to the spread of COVID-19, including instituting remote working where possible, adjusting shift schedules and crew sizes, restricting visitation to operational sites, prohibiting all business-related commercial air travel, and increasing sanitation of offices and common areas within our facilities.

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Operations: Our manufacturing facilities in North America and Brazil remained in operation throughout the first quarter. Operations at our U.K. salt mine were idled near the end of March due to the very mild winter weather experienced in that market, along with U.K. government guidance on COVID-19 preventative measures. We expect to fully resume operations in late April in order to serve demand for the 2020-2021 winter season.

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Supply chain and logistics: To date, we have experienced no material supply chain or logistics issues. We continue to evaluate potential supply chain and logistics impacts, proactively increased inventory levels of critical sourced inputs and identified secondary suppliers where possible. Both our operations and our logistics partners are deemed “essential” under current governmental guidance and we have worked to ensure we understand and comply with their safety precautions to limit potential disruptions.

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Liquidity and debt: We ended the first quarter with approximately $100 million in cash on hand, which included the receipt of a $55 million tax refund from the U.S. Internal Revenue Service. With only $60 million drawn on our $300 million revolving credit facility, the company currently has approximately $330 million of total liquidity. In addition, the company has limited debt maturities in 2020. We continue to expect to remain well below our leverage ratio debt covenant of 4.75 times adjusted EBITDA to net debt throughout 2020.

Debt Maturities By Year
(In $ millions, as of March 31, 2020)
2020	2021	2022	2023	2024	Thereafter
31.4	88.3	33.9	21.5	270.0	892.0

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Capital allocation and dividend: As part of a comprehensive effort to manage the company’s cash position through this period of uncertainty, all capital projects are undergoing executive review to prioritize projects and defer spending where possible to maximize liquidity. We also expect to have the ability to fund the current dividend.

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Strategic review of Brazil business: While the review and evaluation of our Plant Nutrition South America business with our external advisors continues, our strong liquidity position and solid underlying business fundamentals allow us to extend this process as needed to assure the best strategic decision is reached. We continue to believe this is an attractive, well-positioned business with significant value even in this challenging global environment.

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2020 outlook: We are evaluating a variety of scenarios related to the cascading impact of the COVID-19 health crisis and will provide updates to our full-year guidance when we release first-quarter 2020 results, currently scheduled for May 5, 2020. Updates, if any, regarding the impact of COVID-19 on the company’s facilities or business interruptions will be posted to our company website.

Snow Events Note: The number of snow events reported may not directly correlate to Compass Minerals’ deicing results due to a variety of factors, including the relative significance to the company of the cities represented and differences in the amount of salt purchased by customers to establish their pre-season stockpiles. The weather data should be used only as an indicator of the year-to-year variations in winter weather conditions in these cities. Compass Minerals draws its weather data from the U.S. National Weather Service and National Climatic Data Center and Environment Canada without weighting or other adjustments.
About Compass Minerals
Compass Minerals (NYSE: CMP) is a leading provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. Its salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial and agricultural applications. Its plant nutrition business manufactures an innovative and diverse portfolio of products that improve the quality and yield of crops, while supporting sustainable agriculture. Additionally, its specialty chemical business serves the water treatment industry and other industrial processes. The company operates 21 production and packaging facilities with more than 3,000 personnel throughout the U.S., Canada, Brazil and the U.K. Visit compassminerals.com for more information about the company and its products.
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements about earnings growth; operating earnings; sales volumes; operational improvements; market conditions; the impact of COVID-19 on the company; operations resuming at our U.K. salt mine; the company’s ability to remain below debt covenant ratios and fund its dividend; and the strategic review of the Plant Nutrition business. We use words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) any impact of the COVID-19 virus, (ii) weather conditions, (iii) pressure on prices and impact from competitive products, (iv) foreign exchange rates and the cost and availability of transportation for the distribution of the company’s products, (v) any inability by the company to successfully implement its strategic priorities or its cost saving or enterprise optimization initiatives, and (vi) the outcome of the company’s strategic evaluation of the Plant Nutrition South America business. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed or to be filed with the SEC. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

Investor Contact	Media Contact
Theresa Womble	Rick Axthelm
Director of Investor Relations	SVP, Communications and Corporate Affairs
+1.913.344.9362	+1.913.344.9198
InvestorRelations@compassminerals.com	MediaRelations@compassminerals.com